Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES GUIDANCE FOR FIRST QUARTER
MOUNT AIRY, N.C., December 12, 2008 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced guidance for its first quarter ending December 27, 2008. While the Company had not previously provided numerical guidance for the first quarter, it now expects to report a loss for the period. The Company’s order entry rate has continued to trend at severely depressed levels during the quarter due to the tightening in the credit markets, the weakening economic outlook and the inventory destocking measures being pursued by customers to increase their liquidity. Through the first two months of the quarter, shipments were down 39% from the prior year and all of the Company’s manufacturing facilities operated on reduced schedules, which will continue through the remainder of the quarter. After doubling from January 2008 to August 2008, prices for hot-rolled steel wire rod, the Company’s primary raw material have given back most of their gains since September. Although selling prices for Insteel’s products have fallen to a lesser extent, the Company’s financial results will be negatively impacted until the higher cost material in inventory that was purchased earlier in the year is completely consumed. Depending on future shipment levels, the timeline for this process may extend into the third quarter of fiscal 2009.
“There is no historical precedent for the recent developments that have occurred in our markets and we have minimal visibility as to what the next few months may hold for the Company,” commented H. O. Woltz III, Insteel’s president and chief executive officer. “We are confident, however, that Insteel is financially and operationally well-positioned to navigate through this difficult period. We expect margins to recover during the second half of fiscal 2009 following the actions we have taken to reduce operating costs and as selling prices and raw material costs stabilize. We also believe that order levels will rebound as the realignment of customer inventories is completed and demand for our products begins to reflect the actual underlying rates of consumption. In addition, the increasing likelihood of economic stimulus measures that provide for substantial increases in government funding for infrastructure projects should favorably impact demand for concrete reinforcing products, although the timing and magnitude remain uncertain at this time.”
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 /336-786-2141/ FAX 336-786-2144

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the Emergency Economic Stabilization Act of 2008 on the relative availability of financing for the Company, its customers and the construction industry as a whole; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.